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SOUTHWEST AIRLINES REPORTS JANUARY TRAFFIC

DALLAS, TEXAS – February 6, 2014 – Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 7.4 billion revenue passenger miles (RPMs) in January 2014, a 2.2 percent increase from the 7.3 billion RPMs flown in January 2013. Available seat miles (ASMs) decreased 2.6 percent to 9.7 billion from the January 2013 level of 10.0 billion. The January 2014 load factor was 76.3 percent, compared to 72.7 percent in January 2013. For January 2014, passenger revenue per ASM (PRASM) is estimated to have increased approximately five percent compared to January 2013. This increase includes one point of estimated PRASM benefit from January 2014's storms.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	JANUARY
	2014	2013	CHANGE
Revenue passengers carried	7,710,498	7,684,827	0.3%

Enplaned passengers	9,466,819	9,428,482	0.4%

Revenue passenger miles (000)	7,413,131	7,254,400	2.2%

Available seat miles (000)	9,721,435	9,981,741	(2.6) %

Load factor	76.3%	72.7%	3.6 pts

Average length of haul	961	944	1.8%

Trips flown	97,553	105,317	(7.4)%

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